SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

August 24, 2010
Date of Report (Date of earliest event reported)

Discovery Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26422	94-3171943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2600 Kelly Road, Suite 100
Warrington, Pennsylvania 18976
(Address of principal executive offices)

(215) 488-9300
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

            On August 24, 2010, Discovery Laboratories, Inc. (the “Company”) issued a press release announcing that the Company has realigned its existing executive management team.   John G. Cooper has assumed the position of President and Chief Financial Officer and will be responsible for the strategic and organizational development of the Company while retaining overall responsibility for the Company’s financial operations.  Thomas F. Miller, Ph.D., MBA, has assumed the position of Chief Operating Officer and will have responsibility for product development, regulatory affairs, and corporate and commercial development.  Charles F. Katzer has assumed the position of Chief Technical Officer and will have responsibility for manufacturing operations, aerosol device development, formulations development, quality control and assurance, and analytical services.

Mr. Cooper, 52, has been with the Company since December 2001 and since December 2002 served as Executive Vice President, Chief Financial Officer and Treasurer until assuming the position of President and Chief Financial Officer effective August 24, 2010.  Mr. Cooper has over 25 years of experience as a senior financial executive with emerging growth companies and extensive experience in public and private equity financings, investor relations, strategic alliances, mergers and acquisitions, and management of financial operations.  Mr. Cooper’s previous positions in life sciences include Senior Vice President and Chief Financial Officer of Chrysalis International Corporation (a public contract drug development organization where Mr. Cooper managed the acquisition and integration of several international businesses.  The company was ultimately acquired by MDS Pharmaceuticals, Inc.), Senior Vice President and Chief Financial Officer of DNX Corporation (a public company specializing in transgenic biotechnology, where Mr. Cooper managed its initial public offering and joint venture with Baxter Healthcare), Chief Financial Officer of Taratec Development Corporation (a venture capital backed provider of information technology to life science companies) and Director, Finance and Controller of ENI Diagnostics (a public medical device and diagnostics company where Mr. Cooper was responsible for worldwide financial operations and assisted in its acquisition by Pharmacia).  Mr. Cooper is a Certified Public Accountant and received his B.S. in Commerce from Rider University.

Dr. Miller, 40, initially joined the Company in August 2004 as Vice President, Worldwide Marketing.  He left the Company for a brief period as part of the 2006 corporate restructuring.  Dr. Miller rejoined the Company in June 2006, and served as Senior Vice President, Commercialization and Corporate Development and effective August 24, 2010, has also assumed the position of Chief Operating Officer.  From 2003 to 2004, Dr. Miller served as the Director of Global Biologics Strategic Marketing at Centocor, a Johnson & Johnson biotechnology company, where he was responsible for the development of global business strategy for emerging, niche-market products. Previously, Dr. Miller held commercial and scientifically-related positions of increasing responsibility at Pharmacia, BASF Pharma, and Pfizer. Dr. Miller holds a B.S. Degree in Biology from Fairfield University, an MBA degree from Fairleigh Dickinson University and a Ph.D. in cardio-respiratory physiology from Temple University School of Medicine.

Mr. Katzer, 60, has been with the Company since January 2006 and since then has served as Senior Vice President, Manufacturing Operations. From 2000 through 2005, Mr. Katzer served as Vice President, Vaccine Manufacturing at MedImmune Vaccines, Inc. Previously, and during his over-30 years experience in the pharmaceutical industry, he has held positions of increasing responsibility in Manufacturing, Quality Assurance, Supply Chain, Pharmaceutical and Medical Device Development, Engineering and Research with MedImmune, U.S. Bioscience, several divisions of Rhone Poulenc Rorer, Baxter Travenol, McGaw Laboratories and Biological Specialties. Mr. Katzer holds a B.S. degree in Zoology from the University of Wisconsin.

In connection with the management realignment, Robert Segal, M.D., F.A.C.P., will no longer serve as Senior Vice President, Clinical Research and Development, Chief Medical Officer of the Company, effective August 24, 2010, and is presently in discussions with the Company regarding a continuing role as Senior Vice President, reporting into the Company’s Chief Operating Officer, and focusing on scientific, medical and clinical affairs of the Company.

  In addition, John Tattory, Vice President, Finance has assumed the roles of Controller and Principal Accounting Officer of the Company.  Mr. Tattory, 45, joined the Company in January 2008 and since then has served as a vice president with financial responsibilities until assuming the position of Vice President, Finance and Controller effective August 24, 2010.  Mr. Tattory has over 20 years of finance and accounting experience including 10 years in the healthcare industry and seven years with Ernst & Young LLP in the firm’s auditing practice. Mr. Tattory is a Certified Public Accountant and received a B.S. degree in Accounting from Rider College.

On August 18, 2010, the Company’s Board of Directors, based on the recommendation of the Compensation Committee, approved changes to the compensation arrangements, effective August 24, 2010 of the following executive officers:

Mr. Cooper’s annual base salary will be $325,000.  Mr. Cooper will also receive a one-time cash bonus of $50,000.  Dr. Miller’s annual base salary will be $300,000, and Mr. Katzer’s base salary will be $280,000.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits

99.1	Press Release dated August 24, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery Laboratories, Inc.

By:	/s/ W. Thomas Amick
Name:	W. Thomas Amick
Title:	Chairman of the Board and interim Chief Executive Officer

Date:  August 24, 2010